Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated May 28, 2025, which includes an explanatory paragraph relating to the Pioneer Acquisition I Corp’s ability to continue as a going concern, relating to the financial statements of Pioneer Acquisition I Corp as of December 31, 2024 and for the period from August 28, 2024 (inception) to December 31, 2024, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
May 28, 2025